                                                                     EXHIBIT 2.1

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                     among:

                                   IPASS INC.,
                             a Delaware corporation;

                           MONTAGE ACQUISITION CORP.,
                             a Delaware corporation;

                            MOBILE AUTOMATION, INC.,
                             a Delaware corporation;

                                       AND

                                  DAVID STROHM,
                             as STOCKHOLDER'S AGENT.

                          -----------------------------

                          Dated as of October 26, 2004

                          -----------------------------

================================================================================

                                    EXHIBITS


Exhibit A      -      Certain Definitions

Exhibit B      -      Form of Proprietary Information and Inventions Agreement

Exhibit C-1    -      Form of Offer Letter

Exhibit C-2    -      Continuing Employees from the Company

Exhibit D      -      Escrow Agreement

Exhibit E-1    -      Form of Release

Exhibit E-2    -       List of Individuals Signing Release

Exhibit F      -      Form of Legal Opinion of Stradling Yocca Carlson & Rauth

Schedule I     -      Specified Payment Obligations


ALL SCHEDULES AND EXHIBITS (OTHER THAN EXHIBIT A AND EXHIBIT D) TO THE MERGER AGREEMENT HAVE BEEN OMITTED. COPIES OF SUCH SCHEDULES AND EXHIBITS WILL BE FURNISHED SUPPLEMENTALLY TO THE COMMISSION UPON REQUEST.

Disclosure Schedule - The Disclosure Schedule is a separate deliverable not part of the Merger Agreement, which includes exceptions to the representations and warranties made by Mobile Automation, Inc. in the Merger Agreement together with certain disclosures made by Mobile Automation, Inc.

                                       1.

                                TABLE OF CONTENTS

                                                                                           PAGE
SECTION 1.     DESCRIPTION OF TRANSACTION...............................................    1
      1.1    Merger of Merger Sub with and into the Company.............................    1
      1.2    Effect of the Merger.......................................................    1
      1.3    Closing; Effective Time....................................................    1
      1.4    Certificate of Incorporation and Bylaws; Directors and Officers............    2
      1.5    Conversion of Shares.......................................................    2
      1.6    Stock Options; Warrants....................................................    3
      1.7    Closing of the Company's Transfer Books....................................    4
      1.8    Balance Sheet Adjustment...................................................    4
      1.9    Dissenting Shares..........................................................    5
      1.10   Further Action.............................................................    5
SECTION 2.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................    5
      2.1    Due Organization; No Subsidiaries; Etc.....................................    6
      2.2    Certificate of Incorporation and Bylaws; Records...........................    6
      2.3    Capitalization, Etc........................................................    7
      2.4    Financial Statements; Financial Controls...................................    8
      2.5    Absence of Changes.........................................................   10
      2.6    Title to Assets; Equipment.................................................   11
      2.7    Bank Accounts; Receivables.................................................   12
      2.8    Title to Real Property.....................................................   12
      2.9    Intellectual Property......................................................   12
      2.10   Contracts..................................................................   18
      2.11   Liabilities................................................................   20
      2.12   Compliance with Legal Requirements.........................................   21
      2.13   Governmental Authorizations................................................   21
      2.14   Tax Matters................................................................   21
      2.15   Employee and Labor Matters; Benefit Plans..................................   22
      2.16   Insurance..................................................................   24
      2.17   Related Party Transactions.................................................   25
      2.18   Legal Proceedings; Orders..................................................   25

                                       i.

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                           PAGE
      2.19   Authority; Binding Nature of Agreement.....................................   26
      2.20   Non-Contravention; Consents................................................   26
      2.21   Full Disclosure............................................................   27
      2.22   Vote Required..............................................................   27
      2.23   No Brokers.................................................................   27
      2.24   Certain Business Practices.................................................   27
      2.25   No Discussions.............................................................   27
SECTION 3.     REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..................   28
      3.1    Due Organization; Corporate Power..........................................   28
      3.2    Authority; Binding Nature of Agreement.....................................   28
      3.3    No Brokers.................................................................   28
SECTION 4.     CERTAIN COVENANTS OF THE COMPANY.........................................   28
      4.1    Access and Investigation...................................................   28
      4.2    Operation of the Company's Business........................................   28
      4.3    Notification; Updates to Disclosure Schedule...............................   30
      4.4    No Negotiation.............................................................   30
      4.5    Conversion of Preferred Stock..............................................   31
SECTION 5.     ADDITIONAL COVENANTS OF THE PARTIES......................................   31
      5.1    Filings and Consents.......................................................   31
      5.2    Company Stockholders' Meeting; Written Consents; Delivery of Certificates..   31
      5.3    Public Announcements.......................................................   32
      5.4    Reasonable Efforts.........................................................   32
      5.5    Termination of Agreements..................................................   32
      5.6    FIRPTA Matters.............................................................   33
      5.7    Termination of Employment; Termination of Employee Plans...................   33
      5.8    Continuing Indemnification of Directors & Officers.........................   33
SECTION 6.     CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB.............   33
      6.1    Accuracy of Representations................................................   33
      6.2    Performance of Covenants...................................................   34

                                      ii.

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                           PAGE
      6.3    Stockholder Approval.......................................................   34
      6.4    Board Approval.............................................................   34
      6.5    Consents...................................................................   34
      6.6    Employees..................................................................   34
      6.7    Assignment of Intellectual Property Rights.................................   34
      6.8    Agreements and Documents...................................................   34
      6.9    Absence of Material Adverse Effect.........................................   35
      6.10   FIRPTA Compliance..........................................................   35
      6.11   No Restraints..............................................................   35
      6.12   No Legal Proceedings.......................................................   35
      6.13   Termination of Employee Plans..............................................   36
      6.14   Termination of Agreements..................................................   36
      6.15   Company Warrants...........................................................   36
      6.16   Dissenters Rights..........................................................   36
      6.17   Conversion of Preferred Stock..............................................   36
      6.18   Delivery of Supplement to Opinion Letters..................................   36
SECTION 7.     CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.......................   36
      7.1    Accuracy of Representations................................................   36
      7.2    Performance of Covenants...................................................   37
      7.3    Documents..................................................................   37
      7.4    No Restraints..............................................................   37
SECTION 8.     TERMINATION..............................................................   37
      8.1    Termination Events.........................................................   37
      8.2    Termination Procedures.....................................................   37
      8.3    Effect of Termination......................................................   37
SECTION 9.     INDEMNIFICATION, ETC.....................................................   38
      9.1    Survival of Representations, Etc...........................................   38
      9.2    Indemnification by Company.................................................   38
      9.3    Defense of Third Party Claims..............................................   40
      9.4    Exercise of Remedies by Indemnitees Other Than Parent......................   40

                                      iii.

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                           PAGE
SECTION 10.    MISCELLANEOUS PROVISIONS.................................................   41
      10.1   Stockholders' Agent........................................................   41
      10.2   Further Assurances.........................................................   41
      10.3   Fees and Expenses..........................................................   41
      10.4   Attorneys' Fees............................................................   42
      10.5   Notices....................................................................   42
      10.6   Time of the Essence........................................................   43
      10.7   Headings...................................................................   43
      10.8   Counterparts...............................................................   43
      10.9   Governing Law; Venue.......................................................   43
      10.10  Successors and Assigns.....................................................   43
      10.11  Remedies Cumulative; Specific Performance..................................   44
      10.12  Waiver.....................................................................   44
      10.13  Waiver of Jury Trial.......................................................   44
      10.14  Amendments.................................................................   44
      10.15  Severability...............................................................   44
      10.16  Parties in Interest........................................................   44
      10.17  Entire Agreement...........................................................   44
      10.18  Construction...............................................................   45

                                      iv.

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of October 26, 2004, by and among: IPASS INC., a Delaware corporation ("PARENT"); MONTAGE ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"); MOBILE AUTOMATION, INC., a Delaware corporation (the "COMPANY"); and, for the limited purpose of agreeing to and becoming bound by the provisions of Section 10.1, David Strohm, as Stockholder's Agent. Certain other capitalized terms used in this Agreement are defined in EXHIBIT A.

                                    RECITALS

      A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the Delaware General Corporation Law (the "DGCL") (the "MERGER"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

      B. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

      C. In order to induce Parent to enter into this Agreement and to consummate the transactions contemplated by this Agreement, contemporaneously with the execution and delivery of this Agreement, the individuals listed on EXHIBIT C-2 are each executing a proprietary information and inventions agreements of even date substantially in the form of EXHIBIT B.

                                   AGREEMENT

      The parties to this Agreement agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

      1.1 MERGER OF MERGER SUB WITH AND INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "SURVIVING CORPORATION").

      1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

      1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Cooley Godward LLP, 3175 Hanover Street, Palo Alto, California 94306 at 10:00 a.m. on a date to be mutually agreed to by Parent and the Company after the satisfaction (or, to the extent permitted, waiver) of the conditions set forth in Sections 6 and 7. The date on which the Closing actually takes place is

                                       1.

referred to in this Agreement as the "CLOSING DATE." Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of the DGCL shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time such certificate of merger is filed with the Secretary of State of the State of Delaware (the "EFFECTIVE TIME").

      1.4 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent and the Company prior to the Effective
Time:

            (a) the certificate of incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time;

            (b) the bylaws of the Surviving Corporation shall be the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

            (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

      1.5 CONVERSION OF SHARES.

            (a) Immediately prior to the Effective Time, each share of Company Preferred Stock shall be converted into one (1) share of Company Common Stock.

            (b) The aggregate consideration to be paid by Parent and Merger Sub in the Merger to holders of Company Common Stock, the Converted Option Holders (as defined in Section 1.6 below) and the Converted Warrant Holders (as defined in Section 1.6 below) shall be U.S. $20,000,000, less the amount of (1) specified payment obligations of the Company as set forth on SCHEDULE I hereto (as may be updated prior to the Closing) that would be assumed by Parent (the "SPECIFIED PAYMENT OBLIGATIONS") and (2) fees, costs and expenses for which the Company Stockholders, the Converted Option Holders and the Converted Warrant Holders are responsible pursuant to Section 10.3 (the "MERGER CONSIDERATION").

            (c) Subject to the other subsections of this Section 1.5 and Sections 1.6, 1.8, 1.9 and 1.10, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder, Converted Option Holder or Converted Warrant Holder of the
Company:

                  (i) each share of the common stock (par value $0.001 per share) of Merger Sub then outstanding shall remain outstanding and each certificate therefor shall be converted into one share of common stock of the Surviving Corporation;

                  (ii) each share of Company Common Stock held in the Company's treasury as of the Effective Time shall be cancelled and retired and all rights in respect thereof shall cease to exist, without any conversion thereof or payment of any consideration therefor; and

                                       2.

                  (iii) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive from Parent, upon surrender of the certificate representing such share of Company Capital Stock, an amount of cash, without interest, equal to (i) the Merger Consideration divided by (ii) the sum of (a) the number of shares of Common Stock outstanding immediately prior to the Effective Time and (b) the number of Net Option Shares (as set forth in the definition of Option Consideration in EXHIBIT A) and Net Warrant Shares (as set forth in the definition of Warrant Consideration in EXHIBIT A) outstanding immediately prior to the Effective Time.

            (d) Notwithstanding anything to the contrary contained in Section
1.5 or elsewhere in this Agreement, at or promptly after the Closing, $4,000,000 of the aggregate consideration otherwise payable to the holders of Company Common Stock, Converted Option Holders and Converted Warrant Holders pursuant to
Section 1.5 (the "ESCROW AMOUNT") shall be withheld from such stockholders Converted Option Holders and Converted Warrant Holders and deposited with the Escrow Agent in an escrow account (the "ESCROW ACCOUNT"), to be held and distributed in accordance with the terms of that certain Escrow Agreement, substantially in the form of EXHIBIT D (the "ESCROW AGREEMENT").

            (e) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

      1.6 STOCK OPTIONS; WARRANTS.

            (a) The Company shall take such action as is necessary or required, including action necessary or required under the Company's Amended and Restated Certificate of Incorporation and any Company Stock Plan and each outstanding option grant thereunder ("COMPANY OPTION"), to accelerate the vesting of such Company Options effective immediately prior to the Effective Time. Prior to the Effective Time, the Company may enter into an agreement, in a form reasonably satisfactory to Parent (each a "Stock Option Cancellation Agreement"), with each holder (each a "Converted Option Holder") of an outstanding Company Option providing for a termination of such Company Option effective as of the Effective Time, in exchange for the payment (an subject to the provisions of Section 1.8) of the Option Consideration; provided, that the Option Consideration shall be reduced by any applicable federal and state withholding taxes. Each outstanding Company Option that remains unexercised or outstanding immediately prior to the Effective Time shall be terminated in accordance with the terms of such Company Option and not be assumed by Parent, and all rights with respect to Company Capital Stock under outstanding Company Option shall thereupon be terminated.

            (b) Prior to the Effective Time, the Company may enter into an agreement, in a form reasonably satisfactory to Parent, with each holder (each a "Converted Warrant Holder") of an outstanding warrant to purchase or acquire Company Capital Stock ("COMPANY WARRANT") providing for a termination of such Company Warrant effective as of the Effective Time, in exchange for the payment (subject to the provisions of Section 1.8) of the Warrant

                                       3.

Consideration; provided, that the Warrant Consideration shall be reduced by any applicable federal and state withholding taxes. Each Company Warrant that remains unexercised or outstanding immediately prior to the Effective Time shall be terminated in accordance with the terms of such Company Warrant and not be assumed by Parent, and all rights with respect to Company Capital Stock under outstanding Company Warrants shall thereupon be terminated.

            (c) At the Effective Time, the Company shall take all action that may be necessary (under the Company's Stock Plan and related stock option agreements, the Company Warrants, applicable law or regulation and otherwise) to effectuate the provisions of this Section 1.6.

      1.7 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "COMPANY STOCK CERTIFICATE") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be cancelled.

      1.8 BALANCE SHEET ADJUSTMENT.

            (a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, in addition to the Escrow Amount withheld pursuant to Section 1.5(d), a portion of the aggregate consideration otherwise payable to the Company Common Stockholders, Converted Option Holders and Converted Warrant Holders pursuant to Section 1.5(a)(ii) of this Agreement equal to $300,000 (the "ADJUSTMENT AMOUNT") shall be withheld. In the event that at any time within thirty (30) days following the Closing Date (the "DETERMINATION DEADLINE") it is determined by Parent in good faith and based on documentation shared with the Stockholders' Agent that (i) the outstanding debt of the Company as of the Closing is greater than the amounts listed on SCHEDULE I hereto; or (ii) the amount of Current Net Assets of the Company as of the Closing (excluding any fees, costs and expenses of the Company described in Section 10.3 of this Agreement) are less than the Current Net Assets of the Company set forth in the Unaudited Interim Balance Sheet (as defined in Section 2.4(a)(ii)) (the aggregate amount of any difference under clause (i) and (ii) being the "SHORTFALL"), then Parent shall have the right to recover from the Escrow Amount the extent of the Shortfall.

            (b) Within five (5) business days following the Determination Deadline, Parent shall distribute on a pro rata basis to the Company Common Stockholders, Converted Option Holders and Converted Warrant Holders the Adjustment Amount, less any Shortfall. With respect to distribution of the Adjustment Amount, if any, to the Company Common Stockholders, Converted Option Holders and Converted Warrant Holders, Parent's sole obligation is to deliver the balance of the Adjustment Amount, if any. The Company Common Stockholders, Converted Option Holders or Converted Warrant Holders will not be entitled to any interest on the Adjustment Amount. The parties hereto agree that the Adjustment Amount is

                                       4.

intended to secure Parent partially against any Shortfall and is not the sole or exclusive remedy for Parent or any other Indemnitee for recovery of any payments or losses arising from any inaccuracy or breach of representations, warranties and covenants, and Parent shall be entitled to recover any such losses or payments exceeding the Adjustment Amount through the Escrow Amount or other available remedy.

      1.9 DISSENTING SHARES.

            (a) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the provisions of Section 262 of the DGCL or Chapter 13 of the CGCL are or prior to the Effective Date may become applicable to the Merger, any shares of Company Common Stock that, as of the Effective Time, may carry appraisal rights under Section 262 of the DGCL or Chapter 13 of the CGCL shall not be converted into or represent the right to receive the Merger Consideration, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL or Chapter 13 of the CGCL; provided, however, that if shares carrying appraisal rights shall not be perfected, or if any such shares shall lose their status as shares carrying appraisal rights, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) the Merger Consideration in accordance with Section 1.5.

            (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Common Stock pursuant to Section 262 of the DGCL or Chapter 13 of the CGCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL or CGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

      1.10 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants, to and for the benefit of the Indemnitees, that each statement set forth in each of the sections and subsections of this Section 2 (each such statement being a "representation and warranty" of the Company) is accurate and complete, except as set forth in the Disclosure Schedule delivered separately to Parent by the Company on the date of this Agreement corresponding to the particular section or subsection of this
Section 2 in which such representation and warranty appears (it being understood, however, that a

                                       5.

disclosure in a particular Disclosure Schedule will also be deemed to qualify a representation and warranty that does not appear in the corresponding section or subsection of this Section 2 if it is readily apparent on the face of such disclosure that such disclosure qualifies such representation and warranty).

      2.1 DUE ORGANIZATION; NO SUBSIDIARIES; ETC.

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

            (b) Except as set forth in Part 2.1 of the Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "Mobile Automation, Inc."

            (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction, except where the failure to be so qualified, authorized, registered or licensed has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

            (d) Part 2.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of the Company, (ii) the names of the members of each committee of the board of directors of the Company, and (iii) the names and titles of the officers of the Company.

            (e) The Company does not directly or indirectly own any controlling interest in any Entity and, except for the equity interests identified in Part
2.1 of the Disclosure Schedule, the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has neither agreed to nor is obligated to make any future investment in or capital contribution to any Entity. The Company has neither guaranteed nor is responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

      2.2 CERTIFICATE OF INCORPORATION AND BYLAWS; RECORDS. The Company has delivered to Parent accurate and complete copies of: (a) the Company's certificate of incorporation and bylaws, including all amendments thereto; (b) the stock records of the Company; and (c) except as set forth in Part 2.2 of the Disclosure Schedule, the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not reflected in all material respects in such minutes or other records. There has not been

                                       6.

any violation of any of the provisions of the Company's certificate of incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by each the Company's stockholders, the board of directors of the Company or any committee of the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

      2.3 CAPITALIZATION, ETC.

            (a) The authorized capital stock of the Company consists of: (i) 50,000,000 shares of Company Common Stock, of which 7,009,003 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 30,000,000 shares of Preferred Stock (A) 1,000,000 of which have been designated "Series A Preferred Stock," of which 735,294 shares have been issued and are outstanding as of the date of this Agreement and (B) 16,000,000 of which have been designated "Series B Preferred Stock," of which 15,941,179 shares have been issued and are outstanding as of the date of this Agreement. Each outstanding share of Series A Preferred Stock is convertible into one share of Company Common Stock. Each outstanding share of Series B Preferred Stock is convertible into one share of Company Common Stock. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Part 2.3(a) of the Disclosure Schedule (i) provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any of such shares is subject and (ii) sets forth all issued and outstanding shares of the Company Capital Stock as of the date of this Agreement.

            (b) The Company has reserved 7,319,635 shares of Company Common Stock for issuance under its Stock Plan, of which options to purchase 6,670,353 shares are outstanding as of the date of this Agreement. The Company has reserved an additional (i) 147,060 shares of Company Common Stock for issuance upon exercise of Common Stock Company Warrants; and (ii) 683,125 shares of Series B Preferred Stock for issuance upon exercise of Series B Company Warrants. The Company has delivered to Parent accurate and complete copies of the Company Warrants. The exercise price of the Common Stock Company Warrants is $0.34 per share. The exercise price of the Series B Company Warrants is between $0.05 and $0.20 per share. Part 2.3 of the Disclosure Schedule accurately sets forth, with respect to each Company Option and Company Warrant that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option or Company Warrant; (ii) the total number of shares of Company Common Stock or Series B Preferred Stock, as applicable, that are subject to such Company Option or Company Warrant and the number of shares of Company Common Stock or Series B Preferred Stock with respect to which such Company Option or Company Warrant is immediately exercisable; (iii) the date on which such Company Option or Company Warrant was granted and the term of such Company Option or Company Warrant; (iv) the vesting schedule for such Company Option or Company Warrant; (v) the exercise price per share of Company Common Stock or Series B Preferred Stock purchasable under such Company Option or Company Warrant; and (vi) whether such Company Option has been designated an "incentive stock option" as defined in Section 422 of the Code. Except for the Company Options and Company Warrants and except as set forth in Part 2.3(b) of the Disclosure Schedule, there is no: (A) outstanding subscription, option, call, warrant or right (whether or not currently exercisable)

                                       7.

to acquire any shares of the capital stock or other securities of the Company;
(B) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (C) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (D) to the best Knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

            (c) All outstanding shares of Company Capital Stock and all outstanding Company Options and Company Warrants, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

            (d) Except as set forth in Part 2.3(d) of the Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the DGCL and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

            (e) Immediately prior to the Effective Time, and following: (i) the filing of a Certificate of Amendment of Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware to increase the authorized number of shares of Series B Preferred Stock from 16,000,000 to 29,000,000, (ii) conversion of all principal and accrued interest on certain indebtedness of Greylock IX, Limited Partnership into shares of Series B Preferred Stock, and
(iii) conversion of all issued and outstanding shares of Preferred Stock into shares of Company Common Stock, the authorized capital stock of the Company shall consist of: (A) 50,000,000 shares of Company Common Stock, of which 34,775,725 shares shall be issued and are outstanding; and (B) 30,000,000 shares of Preferred Stock (x) 1,000,000 of which have been designated "Series A Preferred Stock," none of which shall be issued and outstanding and (y) 29,000,000 of which have been designated "Series B Preferred Stock," none of which shall be issued and outstanding.

      2.4 FINANCIAL STATEMENTS; FINANCIAL CONTROLS.

            (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "COMPANY FINANCIAL STATEMENTS"):

                  (i) The unaudited balance sheets of the Company as of December 31, 2003, and the related unaudited income statements, statements of stockholders' equity and statements of cash flows of the Company for the year then-ended; and

                  (ii) the unaudited balance sheet and unaudited statements of cashflows of the Company, as of August 31, 2004 (the "Unaudited Interim Balance Sheet"), and the related unaudited income statement of the Company for the eight months then ended.

                                       8.

            (b) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

            (c) Part 2.4(c) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company. Except as set forth on Part 2.4(c) of the Disclosure Schedule, all existing accounts receivable of the Company (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, (ii) are current, and (iii) to the Knowledge of the Company, will be collected in full, without any counterclaim or set off, when due, except to the extent such accounts receivable become uncollectible as a result of an action taken by Parent following the Effective Time.

            (d) Part 2.4(d) of the Disclosure Schedule (i) identifies the revenues received from each customer of the Company and from each other Person from whom the Company generated revenues in the fiscal year ended December 31, 2003, and (ii) identifies the revenues received from each customer of the Company and from each other Person from whom the Company generated revenues in the first eight (8) months of 2004. The Company has not received any notice or other communication indicating that any customer or other Person identified on
Part 2.4(d) of the Disclosure Schedule intends or expects to cease dealing with the Company or to effect a material reduction in the volume of business transacted by such Person with the Company below historical levels.

            (e) Part 2.4(e) of the Disclosure Schedule lists, and the Company has delivered to Parent accurate and complete copies of all documentation creating or governing, any securitization transaction and "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K of the United States Securities and Exchange Commission) effected or maintained in effect by the Company since its inception.

            (f) The Company maintains books and records reflecting its assets and liabilities that are accurate and complete in all material respects and maintains adequate internal accounting controls so that: (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the assets of the Company; (iii) access to the assets of the Company is permitted only in accordance with management's authorization; (iv) the reporting of the assets of the Company is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately.

            (g) The Company has not entered into any oral Contract that may be materially inconsistent with the terms of any of its written sales Contracts or related Contracts.

                                       9.

Since its inception, the Company has not entered into any barter transaction. No reseller, distributor or other customer that is not the end-user of a product sold by the Company has any return right, right to price protection or similar right with respect to such product.

            (h) Part 2.4(h) of the Disclosure Schedule contains an accurate and complete list of all outstanding loans and advances made by the Company to any Company employee, other than routine travel advances made to current employees in the ordinary course of business.

      2.5 ABSENCE OF CHANGES. Except as set forth in Part 2.5 of the Disclosure Schedule, since August 31, 2004:

            (a) there has not been any material adverse change in the Company' business, condition, assets, liabilities, operations, financial performance or prospects, and, to the best Knowledge of the Company, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

            (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company' assets (whether or not covered by insurance);

            (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;

            (d) the Company has not sold, issued or authorized the issuance of
(i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3 of the Disclosure Schedule) or (iii) any instrument convertible into or exchangeable for any capital stock or other security of the Company;

            (e) except as described in Section 1.6 of this Agreement, the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of the Stock Plan, (ii) any provision of any agreement evidencing any outstanding Company Option or Company Warrant, or (iii) any restricted stock purchase agreement;

            (f) there has been no amendment to the Company's certificate of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

            (g) the Company has not formed any subsidiary or acquired any equity or other interest in any other Entity;

            (h) the Company has not made any capital expenditure that exceeds $5,000;

                                      10.

            (i) the Company has not amended or prematurely terminated, or waived any material right or remedy under, any such Contract that is or would constitute a Material Contract (as defined in Section 2.10(a));

            (j) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person or (iii) waived or relinquished any right, except in each case for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices;

            (k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

            (l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

            (m) the Company has not (i) lent money to any Person or (ii) incurred or guaranteed any indebtedness;

            (n) the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

            (o) the Company has not changed any of its methods of accounting or accounting practices in any material respect;

            (p) the Company has not made any Tax election other than in the ordinary course of business and pursuant to past practices;

            (q) the Company has not commenced or settled any Legal Proceeding;

            (r) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

            (s) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.

      2.6 TITLE TO ASSETS; EQUIPMENT.

            (a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Parts 2.1, 2.7(b) and 2.9 of the Disclosure Schedule and all of

                                       11.

the Company' rights under the Contracts identified in Part 2.10 of the Disclosure Schedule; and (iii) all other assets reflected in the Company's books and records as being owned by the Company. Except as set forth in Part 2.6(a) of the Disclosure Schedule, all of the assets purported to be owned by the Company are owned by the Company free and clear of any liens or other Encumbrances, except for (i) any lien for current Taxes not yet due and payable and (ii) minor liens that have arisen in the ordinary course of business and that do not (in any individual case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

            (b) Part 2.6(b) of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company.

            (c) All material items of equipment and other tangible assets owned by or leased to the Company are reasonably adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are reasonably adequate for the conduct of the Company' business in the manner in which such business is currently being conducted and is currently being proposed to be conducted.

      2.7 BANK ACCOUNTS; RECEIVABLES.

            (a) Part 2.7(a) of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

            (b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of June 30, 2004. Except as set forth in
Part 2.7(b) of the Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since June 30, 2004 and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and, to the best Knowledge of the Company, will be collected in full when due, without any counterclaim or set off.

      2.8 TITLE TO REAL PROPERTY. The Company does not own any real property or interests in real property other than leasehold interests in real property. Part
2.8 of the Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by the Company ("LEASED REAL PROPERTY"). The Company has good and valid title to the leasehold interests in all Leased Real Property, in each case free and clear of all Encumbrances, except leases, subleases and similar agreements set forth in Part 2.8 of the Disclosure Schedule.

      2.9 INTELLECTUAL PROPERTY

            (a) DISCLOSURES

                  (i) Products and Services. Part 2.9(a)(i) of the Disclosure Schedule accurately identifies and describes each Company Product developed, distributed, licensed,

                                      12.

leased, manufactured, marketed, provided, or sold, directly or indirectly, by or on behalf of the Company at any time since January 1, 2001, and any Company Product currently under development by the Company, whether or not in collaboration with any Person, including an identification of each version thereof, the general release date of each such version, the primary designers and developers of each such version, and any material components of each such version that were not developed by people who were, when they were developing such components, employees of the Company.

                  (ii) Registered IP. Part 2.9(a)(ii) of the Disclosure Schedule accurately identifies (A) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (D) each component of the Company Products that embodies, utilizes, or is based upon or derived from (or, with respect to Company Products under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP. The Company has provided to Parent complete and accurate copies of all applications, correspondence, and other material documents (including correspondence with the U.S. PTO, U.S. Copyright Office, and similar authorities in other jurisdictions) related to each such item of Registered IP.

                  (iii) Third Party IP and Inbound Licenses. Part 2.9(a)(iii) of the Disclosure Schedule accurately identifies (A) all Intellectual Property Rights or Intellectual Property licensed to the Company (other than any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (2) is not incorporated into, or used directly in the development, manufacturing, or distribution of, the Company Products, and (3) is generally available on standard terms for less than $1,000); (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Company; and (C) whether the license or licenses granted to the Company are exclusive or non-exclusive.

                  (iv) Outbound Licenses. Part 2.9(a)(iv) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, the Company IP (other than non-exclusive, internal use, object code software licenses granted to end user customers in the ordinary course of business pursuant to the Company's standard form of end user license agreement).

                  (v) Standard Form IP Agreements. The Company has provided to Parent a complete and accurate copy of each standard form of Company IP Contract used by the Company at any time since January 1, 2001, including each standard form of (A) end user license agreement; (B) maintenance or support agreement;
(C) development agreement; (D) distributor, reseller agreement, sales representative, or referral agreement; (E) application service provider, hosting services, managed services, outsourcing services, or service bureau agreement,
(F) employee agreement containing intellectual property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (G) consulting or

                                       13.

independent contractor agreement containing intellectual property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (H) confidentiality or nondisclosure agreement.
Part 2.9(a)(v) of the Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Parent.

            (b) COMPANY IP

                  (i) Ownership Free and Clear. The Company exclusively owns all right, title, and interest to and in the Company IP (other than Intellectual Property Rights exclusively licensed to the Company, as identified in Part 2.9(b)(i) of the Disclosure Schedule) free and clear of any Encumbrances (other than non-exclusive licenses granted pursuant to the Contracts listed in Part 2.9(a)(iv) of the Disclosure Schedule). Without limiting the generality of the foregoing:

            (A) Perfection of Rights. All documents and instruments necessary to perfect the rights of the Company in the Company IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

            (B) Employees and Contractors. Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights to the Company and confidentiality provisions protecting the Company IP. No current or former shareholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. No employee of the Company is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or any of its Subsidiaries or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality.

            (C) Government Rights. No funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

            (D) Protection of Proprietary Information. The Company has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all Company Source Code and other proprietary information, that the Company holds, or purports to hold, as a trade secret.

            (E) Past IP Dispositions. Since January 1, 2001, the Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transferred ownership of, any Intellectual Property Right to any other Person.

            (F) Standards Bodies. The Company is not nor was ever a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP.

                                      14.

            (G) Sufficiency. The Company owns or otherwise has, and after the Closing will have, all Intellectual Property Rights needed to conduct its business as currently conducted and planned to be conducted.

            (H) Limitations. The Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP anywhere in the world.

            (ii) Valid and Enforceable. All Company, all Company IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing:

            (A) Patents. Each U.S. patent application and U.S. patent in which the Company has or purports to have an ownership interest was filed within one year of a printed publication, public use, or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which the Company has or purports to have an ownership interest was filed or claims priority to a patent application filed prior to each invention described in the foreign patent application or foreign patent being made available to the public.

            (B) Trademarks. No trademark or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) owned, used, or applied for by the Company.

            (C) Legal Requirements and Deadlines. Each item of Company IP that is Registered IP is and at all times has been in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline. No application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of the Company has been abandoned, allowed to lapse, or rejected.
Part 2.9(b)(ii)(C) of the Disclosure Schedule accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is ninety (90) days after the Closing Date in order to maintain such item of Company IP in full force and effect.

            (D) Interference Proceedings and Similar Claims. No interference, opposition, reissue, reexamination, or other Legal Proceeding is or since the Company's inception has been pending or, to the best of the Company's Knowledge, threatened, in which the scope, validity, or enforceability of Company IP is being, has been, or could reasonably be expected to be contested or challenged. There is no basis for a claim that any Company IP is invalid or unenforceable.

                                       15.

            (iii) Third-Party Infringement of Company IP. No Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Part 2.9(b)(iii) of the Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered since the Company's inception by or to the Company or any representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

            (iv) Effects of This Transaction. Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (A) a loss of, or Encumbrance on, any Company IP; (B) a breach of any Company IP Contract; (C) the release, disclosure, or delivery of any source code or other Company IP by or to any escrow agent or other Person; (D) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP; or (E) any limitation or restriction on the ability of Parent, Merger Sub, or the Company to use, exploit, assert, or enforce any Intellectual Property or Intellectual Property Rights owned or exclusively licensed to them anywhere in the world.

      (c) INFRINGEMENT CLAIMS AND LIABILITY

            (i) No Infringement of Third Party IP Rights. The Company has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any Intellectual Property Right of any other Person.

            (ii) Infringing Acts. No product, information, or service ever manufactured, produced, distributed, published, used, provided, or sold by or on behalf of the Company has infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any other Person.

            (iii) Infringement Claims. No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to the best of the Company's Knowledge, threatened against the Company or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company with respect to such claim or Legal Proceeding. The Company has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Rights of another Person.

            (iv) Other Infringement Liability. Except as set forth in Part 2.9(c)(iv) of the Disclosure Schedule, the Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any intellectual property infringement, misappropriation, or similar claim. The Company has never assumed, or agreed to

                                      16.

discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property Right.

            (v) Infringement Claims Affecting In-Licensed IP Licensed. To the best of the Company's Knowledge, no claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Company is pending or has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company, or (B) the development, distribution, licensing, leasing, manufacturing, marketing, provision, or sale of any Company Product by the Company.

      (d) SOFTWARE; AND SERVICES

            (i) Bugs. None of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed, or sold by the Company (other than non-customized third-party software licensed to the Company for internal use on a non-exclusive basis) (collectively, "Company Software") (a) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (b) fails (or when sold, licensed, or otherwise made available did fail) to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software. The Company has provided to Parent a complete and accurate list of all known bugs, defects, and errors in each version and component of the Company Software.

            (ii) Harmful Code. No Company Software contains any "back door," "drop dead device," "time bomb," "Trojan horse," "virus," or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (B) damaging or destroying any data or file without the user's consent.

            (iii) Source Code. No Company Source Code has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. Except as set forth in Part 2.9(d)(iii) of the Disclosure Schedule, the Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the Company Source Code to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any Company Source Code to any other Person who is not, as of the date of this Agreement, an employee of the Company.

                                      17.

            (iv) Open Source Code. No Company Software is subject to any "copyleft" or other obligation or condition (including any obligation or condition under any "open source" license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (a) could require, or could condition the use or distribution of such Company Software on, the disclosure, licensing, or distribution of any Company Source Code, or (b) could otherwise impose any limitation, restriction, or condition on the right or ability of the Company to use or distribute any Company Software.

            (v) All installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Company were performed properly and in conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

            (vi) Except as set forth in Part 2.9(d)(vi) of the Disclosure Schedule, since January 1, 2001, no customer or other Person has asserted or, to the best Knowledge of the Company, threatened to assert any claim against the
Company: (i) under or based upon any warranty provided by or on behalf of any of the Company; or (ii) based upon any services performed by the Company.

      2.10 CONTRACTS.

            (a) Part 2.10(a) of the Disclosure Schedule identifies:

                  (i) each Company Contract (A) relating to the employment of, or the performance of services by, any employee, consultant or independent contractor, (B) pursuant to which the Company is or may become obligated to make any severance, termination or similar payment to any Person, or
      (C) pursuant to which the Company is or may become obligated to make any bonus or similar payment) in excess of $5,000 to any Person;

                  (ii) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (C) to develop, sell, supply, distribute, offer, support or service any product or technology to or for any other Person or
      (D) to transact business or deal in any other manner with any other
      Person;

                  (iii) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

                  (iv) each Company Contract (other than Company Contracts evidencing Company Options and Company Warrants) relating to the acquisition, issuance or transfer of any securities;

                  (v) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or Liabilities;

                                      18.

                  (vi) each Company Contract with any Related Party (as defined in Section 2.17);

                  (vii) each Company Contract with a corporate or similar sponsor;

                  (viii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any Intellectual Property or any Intellectual Property Right;

                  (ix) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

                  (x) each Company Contract relating to the grant of rights to manufacture, produce, assemble, license, market, or sell any of the Company's current or future products to any other Person or otherwise affecting the Company's exclusive right to develop, manufacture, assemble, distribute, market or sell its current or future products;

                  (xi) each Company Contract relating to indemnification by any of the Company with respect to infringements of Intellectual Property Rights;

                  (xii) each Company Contract (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Body;

                  (xiii) each Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate or (B) the performance of services having a value in excess of $5,000 in the aggregate, in each case other than Contracts that have a term of less than 60 days or that may be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company;

                  (xiv) each Company Contract that is material to the business of the Company; and

                  (xv) any Contract relating to the acquisition, sale, spin-off, outsourcing or disposition of any business operation or unit or any product line of the Company, including any right of first offer, right of first refusal or any similar or related right;

(Contracts in the respective categories described in clauses "(i)" through "(xiv)" above are referred to in this Agreement as "MATERIAL CONTRACTS.")

            (b) The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. Part 2.10 of the Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Each Contract identified in Part 2.10 of the Disclosure Schedule is valid and in full force and effect and is enforceable by the Company in

                                      19.

accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

            (c) Except as set forth in Part 2.10 of the Disclosure Schedule:

                  (i) the Company has not violated or breached, or committed any default under, any Material Contract, and, to the best Knowledge of the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Material Contract;

                  (ii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract or (D) give any Person the right to cancel, terminate or modify any Material Contract;

                  (iii) the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract and the Company is not aware of any basis therefore; and

                  (iv) the Company has not waived any of its material rights under any Material Contract.

            (d) No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

            (e) The Contracts identified in Part 2.10 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

      2.11 LIABILITIES.

            (a) The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (i) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; and (ii) the liabilities identified on Part 2.11(a) of the Disclosure Schedule, in excess of $5,000 in the aggregate.

            (b) Part 2.11(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of (i) all accounts payable of the Company, and
(ii) all notes payable of the Company and all indebtedness of the Company for borrowed money.

                                      20.

            (c) No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any claim for indemnification or reimbursement by any Company employee pursuant to (i) the terms of the Company's certificate of incorporation or bylaws, (ii) any indemnification agreement or other Contract between the Company and any such Company employee, or (iii) any applicable Legal Requirement.

      2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. The Company is, and has at all times been, in compliance in all material respects with all applicable Legal Requirements. Except as set forth in Part 2.12 of the Disclosure Schedule, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

      2.13 GOVERNMENTAL AUTHORIZATIONS. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company as of the date of this Agreement. The Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted and is currently proposed to be conducted. The Company is, and at all times has been, in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Part
2.13 of the Disclosure Schedule. The Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

      2.14 TAX MATTERS.

            (a) Each of the Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "COMPANY RETURNS") (i) has been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Parent accurate and complete copies of all Company Returns filed by the Company.

            (b) The Unaudited Interim Balance Sheet accrues all actual and contingent liabilities for Taxes with respect to all periods through June 30, 2004 in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from June 30, 2004 through the Closing Date.

                                      21.

            (c) No Company Return has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

            (d) No claim or Legal Proceeding is pending or has been threatened against or with respect to the Company in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by the Company with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established on the Unaudited Interim Balance Sheet). There are no liens for material Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. The Company has not made any distribution of stock of any controlled corporation, as that term is defined in Code Section 355(a)(1).

            (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code (or any comparable provision under state or foreign Tax laws). The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

      2.15 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

            (a) Part 2.15(a) of the Disclosure Schedule identifies each salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement and each other employee benefit plan or arrangement (collectively, the "EMPLOYEE PLANS") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any current or former employee of the Company.

            (b) Except as set forth in Part 2.15(a) of the Disclosure Schedule, the Company does not maintain, sponsor or contribute to, and the Company has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any similar pension benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Subtitles of ERISA for the benefit of employees or former employees of the Company (a "PENSION PLAN").

                                      22.

            (c) Except as set forth in Part 2.15(a) of the Disclosure Schedule, the Company does not maintain, sponsor or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA or any similar welfare benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Subtitles of ERISA), for the benefit of any current or former employees or directors of the Company (a "WELFARE PLAN").

            (d) With respect to each Employee Plan, the Company has delivered to
Parent: (i) an accurate and complete copy of such Employee Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Employee Plan for the last two years;
(iii) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Employee Plan, (iv) if such Employee Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof; (v) accurate and complete copies of all Contracts relating to such Employee Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Employee Plan (if such Employee Plan is intended to be qualified under Section 401(a) of the Code).

            (e) The Company neither is or has ever been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or
Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. None of the Employee Plans identified in the Disclosure Schedule is a multiemployer plan (within the meaning of Section 3(37) of ERISA). The Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

            (f) The Company has no plan or commitment to create any Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any current or former employee or director of the Company.

            (g) No Employee Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee or director of the Company after any termination of service of such employee or director (other than benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code).

            (h) With respect to any Employee Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of
Section 4980B of the Code ("COBRA") have been complied with in all material respects. Part 2.15(h) of the Disclosure

                                      23.

Schedule describes all obligations of the Company as of the date of this Agreement under any of the provisions of COBRA.

            (i) Each of the Employee Plans has been operated and administered in all material respects in accordance with its terms and with applicable Legal Requirements, including ERISA, the Code and applicable foreign Legal Requirements. The Company has performed all of its obligations under the Employee Plans.

            (j) Each of the Employee Plans intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and nothing has occurred that would adversely affect such determination.

            (k) Except as may be set forth in Part 2.15 (k) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of the Company (whether or not under any Employee Plan), or materially increase the benefits payable or provided under any Employee Plan, or, except as contemplated by Section 1.6 of this Agreement, result in any acceleration of the time of payment or vesting of any such benefits. Without limiting the generality of the foregoing (and except as set forth in Part 2.15(k) of the Disclosure Schedule), the consummation of the Merger will not result in the acceleration of vesting of any unvested Company Options.

            (l) Part 2.15 (l) of the Disclosure Schedule contains a list of all employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries or hourly compensation, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. All of the employees of the Company are "at will" employees.

            (m) Part 2.15(m) of the Disclosure Schedule identifies each employee of the Company who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of return to full service.

            (n) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

            (o) The Company has good labor relations, and the Company has no Knowledge of any facts indicating that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of the Company, or (ii) any of the employees of the Company intends to terminate his or her employment with the Company.

      2.16 INSURANCE. Part 2.16 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company, identifies any material claims

                                      24.

made thereunder, and includes a summary of the amounts and types of coverage and the deductibles under each such insurance policy. Each of the insurance policies identified in Part 2.16 of the Disclosure Schedule is in full force and effect. The Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy or
(c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

      2.17 RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.17 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time been, indebted to the Company; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights to receive compensation for services performed as an employee of the Company). (For purposes of this Section 2.18 each of the following shall be deemed to be a "RELATED PARTY:" (i) each of the stockholders of the Company;
(ii) each individual who is, or who has at any time been, an officer of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)," "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

      2.18 LEGAL PROCEEDINGS; ORDERS.

            (a) Except as set forth in Part 2.18(a) of the Disclosure Schedule, there is no pending Legal Proceeding, and to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company; (ii) that involves any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (iii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. Except as set forth in Part 2.18(a) of the Disclosure Schedule, to the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

            (b) Except as set forth in Part 2.18(b) of the Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against the Company.

            (c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the Knowledge of the Company, none of the stockholders of the Company is subject to any order, writ, injunction,

                                      25.

judgment or decree that relates to the business of the Company or to any of the assets owned or used by the Company.

      2.19 AUTHORITY; BINDING NATURE OF AGREEMENT. Subject to obtaining the Required Vote, the Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

      2.20 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 2.20 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

            (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's certificate of incorporation or bylaws, or (ii) any resolution adopted by the Company's stockholders, the Company's board of directors or any committee of the Company's board of directors;

            (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

            (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

            (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

            (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

                                      26.

Except as set forth in Part 2.20 of the Disclosure Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

      2.21 FULL DISCLOSURE.

            (a) This Agreement (when taken together with the Disclosure Schedule) does not, and the Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

            (b) The information supplied by the Company for inclusion in the Information Statement (as defined in Section 5.2) will not, as of the date of the Information Statement or as of the date of the Company Stockholders' Meeting (as defined in Section 5.2), (i) contain any statement that is inaccurate or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading.

      2.22 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, voting as a single class, a majority of the outstanding shares of Series A Preferred Stock, voting as a single class and a majority of the outstanding shares of Series B Preferred Stock, voting as a single class (the "REQUIRED VOTE"), is the only vote of the holders of any class or series of the Company Capital Stock necessary to adopt this Agreement.

      2.23 NO BROKERS. Except for Sequoia Partners, which will be entitled only to the amount set forth in Schedule I, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company.

      2.24 CERTAIN BUSINESS PRACTICES. Neither the Company, nor, to the Knowledge of the Company, any Representative of the Company or Company employee, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) taken any action that would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, if the Company were publicly held.

      2.25 NO DISCUSSIONS. The Company nor any Representative of the Company is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.

                                      27.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

            Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

      3.1 DUE ORGANIZATION; CORPORATE POWER. Each of the Parent and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

      3.2 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's stockholders is needed to adopt this Agreement. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

      3.3 NO BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY

      4.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Effective Time (the "PRE-CLOSING PERIOD"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

      4.2 OPERATION OF THE COMPANY'S BUSINESS. During the Pre-Closing Period:

            (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

            (b) the Company shall use its best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licenses, employees and other Persons having business relationships with the Company;

                                      28.

            (c) the Company shall keep in full force all insurance policies identified in Part 2.16 of the Disclosure Schedule;

            (d) the Company shall not sell, issue or authorize the issuance of
(i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted (A) to issue Company Common Stock to employees upon the exercise of outstanding Company Options, (B) to issue shares of Company Common Stock upon the conversion of shares of Series A Preferred Stock or Series B Preferred Stock or (C) to issue shares of Company Capital Stock upon the exercise of Company Warrants);

            (e) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that the Company may repurchase Company Capital Stock from former employees pursuant to existing restricted stock purchase agreements);

            (f) except to the extent contemplated by Section 1.6 of this Agreement, the Company shall not amend or waive any of its rights under, (i) any provision of the Stock Plan, (ii) any provision of any agreement evidencing any outstanding Company Option or Company Warrant, or (iii) any provision of any restricted stock purchase agreement, (except that the Company may modify the vesting schedules of outstanding Company Options and may modify the terms of repurchase rights of the Company to the extent that such modifications would not alter the Merger Consideration);

            (g) the Company shall not amend or permit the adoption of any amendment to the certificate of incorporation or bylaws of the Company, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

            (h) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

            (i) the Company shall not make any capital expenditure;

            (j) the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Material Contract;

            (k) the Company shall not (i) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person or (ii) waive or relinquish any material right;

            (l) the Company shall not (i) lend money to any Person or (ii) incur or guarantee any indebtedness;

                                      29.

            (m) the Company shall not (i) establish, adopt or amend any Employee Plan or (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, in a manner that is inconsistent with its past business practices;

            (n) the Company shall not change any of its methods of accounting or accounting practices;

            (o) the Company shall not make any Tax election except in the ordinary course of business and pursuant to past practices;

            (p) the Company shall not commence or settle any Legal Proceeding;
and

            (q) the Company shall not agree or commit to take any of the actions described in clauses "(d)" through "(p)" above.

      4.3 NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

            (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or a breach of any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or a breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

            (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (ii) determining whether any of the conditions set forth in
Section 6 has been satisfied.

      4.4 NO NEGOTIATION. During the Pre-Closing Period, the Company shall not, directly or indirectly:

                                      30.

            (a) solicit or encourage the submission of any expression of interest, proposal, plan or offer from, or provide any non-public information to, any Person (other than Parent) relating to a possible Acquisition Transaction;

            (b) engage in any discussions or negotiations or enter into any agreement, understanding or arrangement with any Person (other than Parent) relating to, or in connection with, a possible Acquisition Transaction; or

            (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

            (d) permit any Representative of the Company or any stockholder of the Company to do any of the foregoing.

The Company shall, and shall cause each of its Representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Parent) relating to a possible Acquisition Transaction. The Company shall promptly provide Parent with an oral and a written description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of its Representatives or stockholders during the Pre-Closing Period.

      4.5 CONVERSION OF PREFERRED STOCK. The Company shall obtain the consent of the holders of Company Preferred Stock to convert all of the Company Preferred Stock into shares of Company Common Stock pursuant to the terms of the Company's Amended and Restated Certificate of Incorporation, such conversion to be effective immediately prior to the Effective Time.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

      5.1 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, (a) each party to this Agreement shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) the Company shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by the Company in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

      5.2 COMPANY STOCKHOLDERS' MEETING; WRITTEN CONSENTS; DELIVERY OF CERTIFICATES.

            (a) As promptly as practicable after the execution of this Agreement, the Company shall prepare an Information Statement relating to the adoption of this Agreement by the Company's stockholders (the "INFORMATION STATEMENT"). The Company shall, in accordance with its certificate of incorporation and bylaws and the applicable requirements of the DGCL, call and hold a special meeting of its stockholders as promptly as practicable for the purpose of permitting them to consider and to vote upon and adopt this Agreement (the

                                       31.

"COMPANY STOCKHOLDERS' MEETING"). In lieu of calling and holding the Company Stockholders' Meeting, the Company may solicit written consents of the stockholders of the Company in accordance with the applicable requirements of the DGCL for the purpose of permitting the stockholders of the Company to vote upon and adopt this Agreement. The Company shall cause a copy of the Information Statement to be delivered to each stockholder of the Company who is entitled to vote at the Company Stockholders' Meeting or to act by written consent. As promptly as practicable after the delivery of copies of the Information Statement to all stockholders entitled to vote at the Company Stockholders' Meeting or to act by written consent, the Company shall use its best efforts to solicit from each such stockholder a proxy or written consent (in the event the Company has elected to solicit written consents in lieu of a meeting) in favor of the adoption of this Agreement.

            (b) The board of directors of the Company shall unanimously recommend that the Company's stockholders vote in favor of and adopt this Agreement at the Company Stockholders' Meeting or by written consent; (ii) the Information Statement shall include a statement to the effect that the board of directors of the Company has unanimously recommended that the Company's stockholders vote in favor of and adopt this Agreement at the Company Stockholders' Meeting or by written consent; and (iii) neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the unanimous recommendation of the board of directors of the Company that the Company's stockholders vote in favor of and adopt this Agreement. For purposes of this Agreement, said recommendation of the board of directors of the Company shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

            (c) The Company shall use its best efforts to cause each Company Stockholder to surrender to Parent at the Closing all certificates representing Company Capital Stock (properly endorsed for transfer) together with an accurately and fully completed letter of transmittal in a form to be provided to each Company Stockholder by Parent.

      5.3 PUBLIC ANNOUNCEMENTS. During the Pre-Closing Period, the Company shall not (nor shall it permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement (other than to stockholders or Representatives of the Company), without the Parent's prior written consent.

      5.4 REASONABLE EFFORTS. During the Pre-Closing Period, (a) the Company shall use its reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use their reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

      5.5 TERMINATION OF AGREEMENTS. Prior to the Closing, the Company shall use commercially reasonable efforts to cause the following agreements to be terminated:

            (a) All agreements under which Douglas Neal is entitled to receive royalty or similar payments relating to the Company's products or service offerings;

                                      32.

            (b) The Company's 1998 Stock Option/Stock Issuance Plan;

            (c) Workers Compensation and Employers Liability Insurance from Great American Insurance Company of New York;

            (d) Commercial Automobile Insurance Policy from Chubb Group of Insurance Companies - Federal Insurance Company;

            (e) Commercial Excess and Umbrella Insurance Policy from Chubb Group of Insurance Companies - Federal Insurance Company; and

            (f) Customarq Classic Insurance Program from Chubb Group of Insurance Companies - Federal Insurance Company, for Property, Liability, Crime and Common Policy.

      5.6 FIRPTA MATTERS. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

      5.7 TERMINATION OF EMPLOYMENT; TERMINATION OF EMPLOYEE PLANS. Prior to the Closing, the Company shall terminate the employment of all employees of the Company other than the Retained Employees. At the Closing, the Company shall have obtained the necessary consents and approvals to terminate its 401(k) plan, and shall terminate its stock option plans and other incentive plans, and shall ensure that no employee or former employee of the Company has any rights under any of such Plans and that any liabilities of the Company under such Plans (including any such liabilities relating to services performed prior to the Closing) are, or will be, fully extinguished at no cost to the Company.

      5.8 CONTINUING INDEMNIFICATION OF DIRECTORS & OFFICERS. The indemnification provisions contained in the Certificate of Incorporation or bylaws of the Surviving Corporation shall not substantially reduce or impair the rights to indemnification now existing in the Certificate of Incorporation or bylaws of the Company for the officers and directors of the Company as of the date of this Agreement for acts or omissions of such individuals occurring prior to the Effective Time, except to the extent such changes may reasonably be determined by the Surviving Corporation to be required to conform with changes in applicable law and any changes which do not adversely affect the application of such provisions to acts or omissions of such individuals prior to the Closing.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

                  The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

      6.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments

                                      33.

delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties).

      6.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

      6.3 STOCKHOLDER APPROVAL. This Agreement shall have been duly adopted by the Required Vote. On or prior to the date which is five (5) business days following the date of this Agreement, the Company shall have delivered written consents by such holders of the Company's capital stock as is required to approve the Merger under the provisions of applicable law.

      6.4 BOARD APPROVAL. This Agreement and all related agreements and transactions shall have been duly adopted by the Board of Directors of the Company and Parent.

      6.5 CONSENTS. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.20 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

      6.6 EMPLOYEES. Parent shall have executed offer letters in the form set forth on EXHIBIT C-1, and proprietary information and inventions agreements in the form set forth on EXHIBIT B with the employees of the Company identified on EXHIBIT C-2.

      6.7 ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS. Doug Neal shall have terminated all royalty rights and assigned all Intellectual Property Rights to the Company relating to the Company IP.

      6.8 AGREEMENTS AND DOCUMENTS. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

            (a) Stock Option Cancellation Agreements, executed by each of the Converted Option Holders;

            (b) a Release in the form of EXHIBIT E-1, executed by each of the individuals identified on EXHIBIT C-2;

            (c) legal opinion of Stradling Yocca Carlson & Rauth, the Company's legal counsel, (reasonably satisfactory to Parent) in the United States, dated as of the Closing Date, in the form of EXHIBIT F;

                                      34.

            (d) confidential invention and assignment agreements, reasonably satisfactory in form and content to Parent, executed by all employees and former employees of the Company and by all consultants and independent contractors and former consultants and former independent contractors to the Company who have not already signed such agreements (including the individuals identified in Part 2.9(f) of the Disclosure Schedule and each of the Retained Employees);

            (e) an estoppel certificate, dated as of a date not more than five days prior to the Closing Date and satisfactory in form and content to Parent, executed by Sheffield Properties of Illinois, Inc.;

            (f) a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations;

            (g) written resignations of all directors and officers of the Company, effective as of the Effective Time;

            (h) a certificate executed by the Company containing the representation and warranty of the Company that each of the representations and warranties set forth in Section 2 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Section 6 have been duly satisfied (the "CLOSING CERTIFICATE").

      6.9 ABSENCE OF MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Company; provided, however, that an increase of the Company's outstanding debt (including costs and expenses incurred in connection with the transactions contemplated by this Agreement) to an amount not exceeding $1,500,000 shall not constitute a Material Adverse Effect.

      6.10 FIRPTA COMPLIANCE. The Company shall have filed with the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

      6.11 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

      6.12 NO LEGAL PROCEEDINGS. There shall not be pending or threatened any suit, action, proceeding other than the matters set forth in Part 2.18(a) of the Disclosure Schedule. There shall not be pending or threatened any suit, action, proceeding or investigation: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from Parent any damages (iii) seeking to prohibit or limit in any material respect Parent's ability to vote,

                                      35.

receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (iv) which would materially and adversely affect the right of the Surviving Corporation to own the assets or operate the business of the Company; or (v) which, if adversely determined, could have a Material Adverse Effect on the Company or Parent.

      6.13 TERMINATION OF EMPLOYEE PLANS. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, (a) as to the termination of the Stock Plan and additional Employee Plans to be terminated (if any), (b) that no employee or former employee of the Company has any rights under any of such Employee Plans and (c) that any Liabilities of the Company under such Employee Plans (including any such Liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to the Company.

      6.14 TERMINATION OF AGREEMENTS. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, of the termination of the agreements set forth in Section 5.5 of this Agreement.

      6.15 COMPANY WARRANTS. Parent shall have received evidence reasonably satisfactory to it that all Company Warrants shall have been exercised or terminated.

      6.16 DISSENTERS RIGHTS. Any Company stockholders exercising dissenters rights pursuant to Section 1.10 must collectively hold less than five percent (5%) of the Company's outstanding capital stock.

      6.17 CONVERSION OF PREFERRED STOCK. The Company shall have obtained the consent of the holders of Company Preferred Stock to convert all of the Company Preferred Stock into shares of Company Common Stock pursuant to the terms of the Company's Amended and Restated Certificate of Incorporation with such conversion to be effective immediately prior to the Effective Time.

      6.18 DELIVERY OF SUPPLEMENT TO OPINION LETTERS. Parent and the Company shall have received a supplement to each of the October 2004 opinion letters of Stradling Yocca Carlson & Rauth delivered to the Company, which supplements shall be in a form reasonably acceptable to Parent.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

            The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

      7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality or similar qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (without giving effect to any materiality or similar qualifications contained in such representations and warranties).

                                      36.

      7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

      7.3 DOCUMENTS. The Company shall have received a certificate executed by Parent and Merger Sub containing the representations and warranties of Parent and Merger Sub that the conditions set forth in Sections 7.1, 7.2 and 7.4 have been duly satisfied.

      7.4 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

SECTION 8. TERMINATION

      8.1 TERMINATION EVENTS. This Agreement may be terminated prior to the
Closing:

            (a) by Parent if the Closing has not taken place on or before October 31, 2004 (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement or in any other agreement or instrument delivered to the Company);

            (b) by the Company if the Closing has not taken place on or before October 31, 2004 (other than as a result of the failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

            (c) by mutual written consent of Parent and the Company; or

            (d) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

      8.2 TERMINATION PROCEDURES. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(d), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to
Section 8.1(b) or Section 8.1(d), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

      8.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that notwithstanding such termination: (i) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior material breach by such party of any

                                      37.

representation, warranty or covenant contained in, or other provision of, this Agreement; (ii) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and (iii) the Company shall, in all events, remain bound by and continue to be subject to Section 5.3.

SECTION 9. INDEMNIFICATION, ETC.

      9.1 SURVIVAL OF REPRESENTATIONS, ETC.

            (a) Other than the representations and warranties set forth in Sections 2.3, 2.4, 2.6, 2.7, 2.9, 2.11, 2.12, 2.14, 2.15, 2.18, 2.19 and 2.20
(the "SPECIFIED REPRESENTATIONS"), the representations and warranties made by the Company (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in the Closing Certificate) shall survive the Closing for a period of one (1) year. The Specified Representations shall survive Closing for a period of eighteen (18) months; provided, however, that if, at any time prior to the termination of the representation of warranty in question, if any Indemnitee (acting in good faith) delivers to the Stockholders' Agent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under this Section 9 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease. Notwithstanding anything to the contrary contained in Section 9.1(a), the limitations set forth in Sections 9.1(a) shall not apply in the case of claims based upon intentional misrepresentation or fraud.

            (b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any of the Indemnitees or any of their Representatives.

            (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

      9.2 INDEMNIFICATION BY COMPANY.

            (a) From and after the Effective Time (but subject to Section 9.1(a)), the Company (the "INDEMNITORS"), shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty of the

                                      38.

Company set forth in this Agreement, the Disclosure Schedule or the Closing Certificate (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty); (ii) any inaccuracy in or breach of any representation or warranty of the Company set forth in this Agreement, the Disclosure Schedule or the Closing Certificate as if such representation and warranty had been made on and as of the Closing Date, except to the extent that such representations and warranties relate to a specific date, in which case such representations and warranties shall be accurate on and as of such specific date, (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty); (iii) any breach of any covenant or failure to perform any obligation of the Company set forth in this Agreement, the Disclosure Schedule or the Closing Certificate; (iv) the failure of the Company to comply with local, state or federal labor and employment laws, rules and regulations, including without limitation all laws, rules or regulations dealing with employee wages and hours, on or before the Closing; (v) any matter or correspondence described in Part 2.9 of the Disclosure Schedule or (vi) any Legal Proceeding relating to any breach or inaccuracy of the type referred to in clause "(i)," "(ii)," "(iii)," (iv) or "(iv)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9).

            (b) With the exception of inaccuracies or breaches of representations, warranties and covenants involving intentional misrepresentation or fraud, the Parent shall be entitled to be indemnified solely from the Escrow Amount not yet released by Parent pursuant to Section 1.8 for any Damages actually incurred by an Indemnitee as set forth in Section 9.2(a).

            (c) Except in the case of intentional misrepresentation or fraud, and without limiting the effect of any other limitation contained in this
Section 9, the indemnification provided for in this Section 9.2 shall not apply, and an Indemnitee shall not be entitled to exercise any indemnification rights under this Section 9.2, except to the extent that the aggregate amount of the Damages against which all Indemnitees would otherwise be entitled to be indemnified under this Section 9.2 exceeds $200,000. At such time as the cumulative amount of such Damages exceeds $200,000 in the aggregate, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the cumulative amount of such Damages (and not merely the portion of such Damages exceeding $200,000).

            (d) In the case of intentional misrepresentation or fraud by the Company or any Company Stockholder, the following provisions shall apply:

                  (i) the Indemnitees shall have recourse to the Escrow Amount with respect to any Damages to which an Indemnitee is entitled to be held harmless, indemnified, compensated or reimbursed pursuant to Section 9.2 and which arise from or as a result of, or are connected with, such intentional misrepresentation or fraud (irrespective of the Person who actually participated in or had knowledge of such intentional misrepresentation or fraud); and

                  (ii) in addition to the rights and remedies referred to in clause "(i)" of this sentence, with respect to any Company Stockholder who participated in or had knowledge of

                                      39.

such intentional misrepresentation or fraud, there shall be no limit on such Company Stockholder's liability for such intentional misrepresentation or fraud.

            (e) Nothing in this Agreement shall limit any remedy an Indemnitee may have against any Person for intentional misrepresentation or fraud under applicable tort laws.

      9.3 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Merger Sub, the Company, Parent or any other Person) with respect to which any of the Indemnitors may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

            (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid from the Escrow Amount;

            (b) each Indemnitor shall make available to Parent any documents and materials in his or its possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

            (c) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Stockholders' Agent; provided, however, that such consent shall not be unreasonably withheld or delayed.

parent shall (i) give the Stockholders' Agent notice of the commencement of any such claim or Legal Proceeding against Parent, Merger Sub or the Company promptly after Parent becomes aware of such claims or Legal Proceeding and (ii) use reasonable efforts to notify the Stockholders' Agent of all material developments relating to such claims or Legal Proceeding; provided, however, that any failure on the part of Parent to so notify the Stockholders' Agent shall not limit any of the obligations of the Indemnitors under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding). If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Stockholders' Agent may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to the Parent; provided, however, that the Stockholders' Agent (i) will use reasonable efforts to notify Parent of all material developments relating to such claim or Legal Proceeding and (ii) may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld or delayed).

      9.4 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN PARENT. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

                                      40.

SECTION 10. MISCELLANEOUS PROVISIONS

      10.1 STOCKHOLDERS' AGENT. If this Agreement is duly adopted by the Company's stockholders, the Company's stockholders shall be deemed to have irrevocably appointed David Strohm as their agent for purposes of Section 9 and for purposes of acting on behalf of the Company's stockholders pursuant to the indemnity and holdback terms of this Agreement (the "STOCKHOLDERS' AGENT"). Mr. Strohm hereby accepts his appointment as the Stockholders' Agent. Parent shall be entitled to deal exclusively with the Stockholders' Agent on all matters relating to Section 9 and such indemnity and holdback provisions, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Indemnitor by the Stockholders' Agent, and on any other action taken or purported to be taken on behalf of any Indemnitor by the Stockholders' Agent, as fully binding upon such Indemnitor. If the Stockholders' Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Indemnitors, then the Indemnitors shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the "Stockholders' Agent" for purposes of Section 9, and such indemnity and holdback provisions, and this Section 10.1. If for any reason there is no Stockholders' Agent at any time, all references herein to the Stockholders' Agent shall be deemed to refer to the Indemnitors.

      10.2 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

      10.3 FEES AND EXPENSES. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and
(c) the consummation of the Merger; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, the total amount of all such fees, costs and expenses incurred by or for the benefit of the Company, including all fees and expenses to be paid to the Escrow Agent in connection with the Escrow Amount, shall be borne and paid solely by the stockholders of the Company, the Converted Option Holders and Converted Warrant Holders, Converted Option Holders and Converted Warrant Holders, and not by the Company. Such fees, costs and expenses incurred by or for the benefit of the Company shall be deducted from the Merger Consideration in accordance with Section 1.5(a) above.

                                      41.

      10.4 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

      10.5 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, or (b) two business days after sent by registered mail or by courier or express delivery service, or by facsimile, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

            IF TO PARENT OR MERGER SUB:

            IPASS INC.
            3800 Bridge Parkway
            Redwood Shores, CA
            Attention:  Bruce Posey, Esq.
            Facsimile No.: (650) 232-0250

            with a copy to:

            COOLEY GODWARD LLP
            3000 El Camino Real
            Five Palo Alto Square
            Palo Alto, CA  94306
            Attention:  Timothy J. Moore, Esq.
            Facsimile No.: (650) 849-7400

            IF TO THE COMPANY:

            MOBILE AUTOMATION, INC.
            310 North Westlake Blvd.
            Westlake Village, CA 91362
            Attention:
            Facsimile No.: (310) 914-9703

                                      42.

            with a copy to:

            STRADLING YOCCA CARLSON & RAUTH
            660 Newport Center Drive, Suite 1600
            Newport Beach, CA  92660
            Attention: Steven R. Pacelli, Esq.
            Facsimile No.: (949) 725-4100

            IF TO THE STOCKHOLDERS' AGENT:

            David Strohm
            Greylock
            2929 Campus Dr., Suite 400
            San Mateo, CA 94403
            Facsimile No.: (650) 493-5575

      10.6 TIME OF THE ESSENCE. Time is of the essence of this Agreement.

      10.7 HEADINGS. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

      10.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

      10.9 GOVERNING LAW; VENUE. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws). In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents to and submits to the exclusive jurisdiction and venue of the state and federal courts located in Santa Clara County, California; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Northern District of California; and (c) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 10.5.

      10.10 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any. This Agreement shall inure to the benefit of: the Company; Parent; Merger Sub; the other Indemnitees; and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all any of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

                                      43.

      10.11 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

      10.12 WAIVER.

            (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

            (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

      10.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      10.14 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

      10.15 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

      10.16 PARTIES IN INTEREST. Except for the provisions of Sections 1.5 and 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

      10.17 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the "no-shop"

                                      44.

agreement executed on behalf of Parent and the Company on September 3, 2004 shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such agreement is terminated in accordance with its terms.

      10.18 CONSTRUCTION.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

            (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                                      45.

      The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

                                  IPASS INC.,
                                    a Delaware corporation

                                  By: /s/ KENNETH DENMAN
                                      ----------------------------------------
                                  Printed Name: Kenneth Denman
                                  Title: President and Chief Executive Officer


                                  MONTAGE ACQUISITION CORP.
                                    a Delaware corporation

                                  By: /s/ KENNETH DENMAN
                                      ----------------------------------------
                                  Printed Name: Kenneth Denman
                                  Title: President and Chief Executive Officer


                                  MOBILE AUTOMATION, INC.,
                                    a Delaware corporation

                                  By: /s/ DOUGLAS E. NEAL
                                      ----------------------------------------
                                  Printed Name: Douglas E. Neal
                                  Title: President and Chief Executive Officer

                                  STOCKHOLDER'S AGENT

                                  By: /s/ DAVID N. STROHM
                                      ----------------------------------------
                                  Printed Name: DAVID N. STROHM


                                      46.

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

      For purposes of the Agreement (including this EXHIBIT A):

      ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving any (a) merger, consolidation, business combination, or similar transaction involving the Company, (b) sale, license on an exclusive basis, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company representing 50% or more of the assets of the Company,
(c) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 50% or more of the voting power of the Company, (d) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the outstanding voting capital stock of the Company or (e) any combination of the foregoing (other than the Merger).

      ACQUISITION PROPOSAL. "Acquisition Proposal" shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

      AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger to which this EXHIBIT A is attached, as it may be amended from time to time.

      CGCL. "CGCL" shall mean the California General Corporation Law.

      CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended.

      COMPANY. "Company" shall mean the Company and all of the Subsidiaries.

      COMPANY CAPITAL STOCK. "Company Capital Stock" shall mean the Company Common Stock and the Company Preferred Stock.

      COMPANY COMMON STOCK. "Company Common Stock" shall mean the common stock ($0.001 par value per share) of the Company.

      COMPANY COMMON STOCK WARRANTS. "Company Common Stock Warrants" shall mean warrants to purchase shares of Company Common Stock.

      COMPANY CONTRACT. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

                                       1.

      COMPANY IP. "Company IP" means (a) all Intellectual Property Rights in the Company Products and Company Software and (b) all Intellectual Property Rights and Intellectual Property in which the Company has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

      COMPANY OPTIONS. "Company Options" shall have the meaning set forth in
Section 1.6.

      COMPANY PREFERRED STOCK. "Company Preferred Stock" shall mean the Series A Preferred Stock and Series B Preferred Stock.

      COMPANY SERIES A WARRANTS. "Company Series A Warrants" shall mean warrants to purchase shares of Series A Preferred Stock.

      COMPANY SERIES B WARRANTS. "Company Series B Warrants" shall mean warrants to purchase shares of Series B Preferred Stock.

      COMPANY PRODUCT. "Company Product" means any product or service developed, distributed, licensed, leased, manufactured, marketed, provided, or sold, directly or indirectly, by or on behalf of the Company at any time, and any product or service currently under development by the Company, whether or not in collaboration with any Person.

      COMPANY SOFTWARE. "Company Software" shall mean any software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by the Company at any time (other than non-customized third-party software licensed to the Company solely for internal use on a non-exclusive basis).

      COMPANY SOURCE CODE. "Company Source Code" shall mean the human-readable source code version of any Company Software, including all calculation formulae embodied in the Company Software, descriptions or details of any algorithms embodied in the Company Software, and all annotations, commentary, instructions, specifications (including design, functional, and other technical specifications), programmer notes (technical or otherwise), logic diagrams, flowcharts, input and output layouts, field descriptions, sort sequences, data dictionaries, and file layouts relating to any Company Software.

      COMPANY STOCKHOLDER. "Company Stockholder" shall mean each stockholder of the Company that does not perfect its dissenters' rights or rights of appraisal and is otherwise entitled to receive the Merger Consideration pursuant to
Section 1.5.

      COMPANY STOCK PLAN. "Company Stock Plan" means the Company's 1998 Stock Option/Stock Issuance Plan.

      COMPANY WARRANTS. "Company Warrants" shall have the meaning set forth in
Section 1.6.

      CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

                                       2.

      CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

      CURRENT NET ASSETS. "Current Net Assets" means the total current assets of the Company as of a certain balance sheet date less the total current liabilities of the Company as of the same balance sheet date, in each case as determined in accordance with GAAP.

      DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

      DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered separately to Parent on behalf of the Company.

      ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

      ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

      ESCROW AGENT. "Escrow Agent" shall mean U.S. Bank National Association.

      GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

      GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

      INDEMNITEES. "Indemnitees" shall mean the following Persons: (a) Parent;
(b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above;

                                       3.

provided, however, that the stockholders of the Company shall not be deemed to be "Indemnitees."

      INTELLECTUAL PROPERTY. "Intellectual Property" means and includes all algorithms, APIs, apparatus, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

      INTELLECTUAL PROPERTY RIGHTS. "Intellectual Property Rights" means and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above.

      KNOWLEDGE. Information shall be deemed to be known to or to the "Knowledge" of the Company or a Company Stockholder if that information is actually known or should be known by any officer or director of the Company or such Company Stockholder after due inquiry.

      LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

      LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

      LIABILITY. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

      MATERIAL ADVERSE EFFECT. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Company if such event, violation,

                                       4.

inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Closing Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of the Company, (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, or (iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

      OPTION CONSIDERATION. "Option Consideration" shall mean an amount in cash equal to the product of (i) the excess of the Merger Consideration per share of Company Common Stock underlying such Company Option over the exercise price per share of Company Common Stock of such Company Option and (ii) the number of shares of Company Common Stock (the "Net Option Shares") computed using the following formula:

      X = Y(A-B)/A

      Where:

      X = the Net Option Shares

      Y = number of shares of Company Common Stock for which such Company Option is exercisable immediately prior to the Effective Time after giving effect to any acceleration of vesting resulting from the Merger

      A = the Merger Consideration per share of Company Common Stock underlying such Company Option

      B = Exercise price per share of Company Common Stock of such Company
Option

      PERSON. "Person" shall mean any individual, Entity or Governmental Body.

      REGISTERED IP. "Registered IP" means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

      REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, affiliates, attorneys, accountants, advisors and other representatives.

      SERIES A PREFERRED STOCK. "Series A Preferred Stock" shall mean the preferred stock of the Company ($0.005 par value per share) designated as "Series A."

      SERIES B PREFERRED STOCK. "Series B Preferred Stock" shall mean the preferred stock of the Company ($0.005 par value per share) designated as "Series B."

                                       5.

      SUBSIDIARY. Any Entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly (a) has the power to direct the management or policies of such Entity or (b) owns, beneficially or of record,
(i) an amount of voting securities or other interest of such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (ii) at least 50% of the outstanding equity or financial interests of such Entity.

      TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

      TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

      WARRANT CONSIDERATION. "Warrant Consideration" shall mean an amount in cash equal to the product of (a) the excess of the Merger Consideration per share of Company Common Stock underlying such Company Warrant over the exercise price per share of Company Common Stock of such Company Warrant and (b) the number of shares of Company Common Stock (the "Net Warrant Shares") computed using the following formula:

      X = Y(A-B)/A

      Where:

      X = the Net Warrant Shares

      Y = number of shares of Company Common Stock for which such Company Warrant is exercisable immediately prior to the Effective Time

      A = the Merger Consideration per share of Company Common Stock underlying such Company Warrant

      B = Exercise price per share of Company Common Stock of such Company
Warrant

                                       6.

                                   EXHIBIT D

                                ESCROW AGREEMENT

      THIS ESCROW AGREEMENT ("Agreement") is made and entered into as of October __, 2004, by and among: iPASS INC., a Delaware corporation ("Parent"); David Strohm, as representative (the "Stockholder Representative") of the stockholders of MOBILE AUTOMATION, INC., a Delaware corporation (the "Company"), identified from time to time on EXHIBIT A (the "Merger Stockholders"); and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Escrow Agent").

                                    RECITALS

      A. Parent, Montage Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company have entered into an Agreement and Plan of Merger dated as of October __, 2004 (the "Merger Agreement"), pursuant to which (i) Merger Sub is merging with and into the Company, and (ii) the shares of common stock and preferred stock of the Company held by the Merger Stockholders (the "Company Capital Stock"), outstanding immediately prior to the Effective Time (as defined in the Merger Agreement), are being converted into the right to receive from Parent, upon surrender of the certificate representing such share of Company Capital Stock in accordance with
Section 1.5 of the Merger Agreement, such portion of the Merger Consideration (as defined in the Merger Agreement).

      B. The Merger Agreement contemplates the establishment of an escrow arrangement to secure rights to indemnification, compensation and reimbursement of Parent and the other Indemnitees under the Merger Agreement.

      C. Pursuant to Section 10.1 of the Merger Agreement and Section 9 of this Agreement, David Strohm has been irrevocably appointed to serve as the Stockholder Representative for, among other things, administration of the provisions of Section 1.5, Section 9 and Section 10.3 of the Merger Agreement.

                                    AGREEMENT

      The parties, intending to be legally bound, agree as follows:

      SECTION 1. DEFINED TERMS.

            1.1 As used in this Agreement, the term "Merger Stockholders" shall refer initially to (i) all Persons who were stockholders of the Company immediately prior to the Effective Time ("Company Stockholders") and who prior to the Effective Time either (a) voted in favor of or consented in writing to the adoption of the Merger Agreement, or (b) failed to take any action required by Section 262 of the Delaware General Corporation Law (the "Delaware Law") or Chapter 13 of the California General Corporation Law (the "California Law") to have been taken prior to such time in order to perfect or otherwise preserve their appraisal rights thereunder, and (ii) all Converted Option Holders and Converted Warrant Holders. In the event that following the Effective Time, any Company Stockholder who was not initially a Merger Stockholder either (i) votes in favor of or consents in writing to the adoption of the Merger Agreement, or (ii) otherwise takes (or omits to take) any action that results in the failure of such Company Stockholder to perfect or preserve his appraisal rights under Section 262 of the Delaware Law or Chapter 13 of the California Law, such Company Stockholder shall automatically and without the requirement of any action on the part of such Company Stockholder or any party to this Agreement be deemed to be a Merger Stockholder hereunder. Parent shall cause EXHIBIT A to be revised from time to time to reflect any such additional Merger Stockholders, and shall promptly deliver copies of such revised EXHIBIT A to the Escrow Agent. Until receipt of a revised EXHIBIT A, Escrow Agent may conclusively assume that the current EXHIBIT A is correct and complete.

            1.2 Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Merger Agreement. Parent shall provide the Escrow Agent with written notification of the Closing Date ("Closing Notice").

      SECTION 2. ESCROW AND INDEMNIFICATION.

            2.1 CASH PLACED IN ESCROW. At or following the Effective Time, in accordance with the Merger Agreement, Parent shall deliver to the Escrow Agent the cash to be held in escrow on behalf of the Merger Stockholders as set forth on EXHIBIT A, in accordance with this Agreement. The cash being held in escrow pursuant to this Agreement (the "Escrow Cash") shall constitute an escrow fund (the "Escrow Fund") with respect to the indemnification, compensation and reimbursement rights of Parent and the other Indemnitees under the Merger Agreement and, pursuant to Section 1.5(d) of the Merger Agreement, shall be in the initial sum of $4,000,000.00. The Escrow Agent agrees to accept delivery of the Escrow Fund and to hold the Escrow Fund in an escrow account (the "Escrow Account"), subject to the terms and conditions of this Agreement.

            2.2 PERMITTED INVESTMENTS. The Escrow Agent shall hold the Escrow Cash and Escrow Interest (as defined below) in escrow and shall invest the Escrow Cash and Escrow Interest and any interest or income thereon only in Permitted Investments. "Permitted Investments" shall mean direct obligations of the United States government having maturities of 90 days or less, money market funds that invest solely in direct obligations of the United States government, repurchase agreements, and such other investments as may be specified from time to time by written instructions from the Stockholder Representative; provided, such other investments are consistent with the Escrow Agent's investment criteria. In the absence of written instructions to the contrary, funds will be invested in the Escrow Agent's FDIC insured money market account. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder. The Escrow Agent will act upon investment instructions the day that such instructions are received, provided the requests are communicated within a sufficient amount of time to allow the Escrow Agent to make the specified investment. Instructions received after an applicable investment cutoff deadline will be treated as being received by the Escrow Agent on the next business day, and the Escrow Agent shall not be liable for any loss arising directly or indirectly, in whole or in part, from the inability to invest funds on the day the instructions are received. The Escrow Agent shall not be liable for any loss incurred by the actions of third parties or by any loss arising by error, failure or delay in the making of an investment or reinvestment, and the Escrow Agent shall not be liable for any loss of principal or income in connection therewith, unless such error, failure or delay results from the Escrow Agent's gross negligence or willful misconduct. As and when the Escrow Cash and any interest or income thereon is to be released under this Agreement, the Escrow Agent shall cause the Permitted Investments to be converted into cash and shall not be liable for any loss of principal or income in connection therewith. The Escrow Agent shall not be liable for any loss of principal or income due to the choice of Permitted Investments in which the Escrow Cash is invested or the choice of Permitted Investments converted into cash pursuant to this Section 2.2.

            2.3 SECURITY INTEREST. To the extent and so long as Escrow Cash is held in the Escrow Account hereunder, Parent shall have, and the Merger Stockholders (through the Stockholder Representative) hereby grant, as of and from the date of this Agreement, a perfected, first-priority security interest in such Escrow Cash to secure payment of amounts, if any, payable to Parent and other Indemnitees in respect of Section 1.5, Section 9 or Section 10.3 of the Merger Agreement. In connection therewith, each Merger Stockholder (through the Stockholder Representative) expressly agrees (i) that the Escrow Agent is acting as Parent's agent solely to the extent necessary to perfect Parent's first-priority security interest in the Escrow Cash, and (ii) to execute and deliver such instruments as Parent may from time to time reasonably request for the purpose of evidencing and perfecting such security interest.

            2.4 INTEREST, ETC. The Parent and the Stockholder Representative (on behalf of each of the Merger Stockholders) agree among themselves, for the benefit of Parent and the Escrow Agent, that any interest accruing on or income otherwise earned on any investment of the funds in the Escrow Account (together with interest thereon, the "Escrow Interest") shall be held by the Escrow Agent in a separate account and that any such interest or amounts shall in no way be Escrow Cash or be included in, or become a part of, the Escrow Fund. Upon the date eighteen (18) months after the Closing Date, the Escrow Agent shall distribute all of the Escrow Interest (if any) to the Parent at the address set forth on Section 10.2 below.

            2.5 TRANSFERABILITY. The interests of the Merger Stockholders in the Escrow Account and in the Escrow Cash shall not be assignable or transferable, other than by operation of law. No assignment or transfer of any of such interests by operation of law shall be recognized or given effect until Parent and the Escrow Agent shall have received written notice of such assignment or transfer.

            2.6 TRUST FUND. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Merger Stockholder or of any party hereto or any party identified in the Merger Agreement. The Escrow Agent shall hold and safeguard the Escrow Fund until the Termination Date, provided that if the Escrow Agent has received from the Parent on behalf of any Indemnitee a Claim Notice setting forth a claim that has not been resolved by the Termination Date, then the Escrow Agent shall hold and safeguard the Escrow Fund until the claim has been resolved and the Escrow Fund released in accordance with this Agreement.

            2.7 BALANCE SHEET ADJUSTMENT CLAIMS. The parties agree that in accordance with Section 1.8 of the Merger Agreement, Parent shall be entitled to withdraw from the Escrow Fund the amount, if any, by which the Shortfall exceeds the Adjustment Amount. From time to time after the determination in accordance with Section 1.8 of the Merger Agreement that the Shortfall exceeds the Adjustment Amount, Parent may deliver to Escrow Agent and the Stockholder Representative a Claim Notice (defined below) stating that the Shortfall exceeds the Adjustment Amount and the amount to which Parent is then entitled to withdraw from the Escrow Fund pursuant to Section 1.8 of the Merger Agreement, not to exceed the aggregate amount of Escrow Cash then in the Escrow Account (the "Balance Sheet Adjustment Claim Amount"). Subject in all cases to the administrative provisions of Section 3 hereunder, the Escrow Agent shall promptly pay the Balance Sheet Adjustment Claim Amount to Parent in immediately available funds from the Escrow Account.

      SECTION 3. ADMINISTRATION OF ESCROW ACCOUNT. Except as otherwise provided herein, the Escrow Agent shall administer the Escrow Account as follows:

            3.1 If any Indemnitee (acting through Parent) has or claims to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation or reimbursement under Section 9 or Section 10.3 of the Merger Agreement, Parent may, on or prior to the date that is eighteen
(18) months after the Closing Date (as specified in the Closing Notice) (the "Termination Date"), deliver a claim notice (a "Claim Notice") to the Stockholder Representative, counsel to the Stockholder Representative, and to the Escrow Agent. Each Claim Notice shall state that Parent believes that there is or has been a breach of a representation, warranty or covenant contained in the Merger Agreement or that Parent is otherwise entitled to indemnification, compensation or reimbursement under Section 9 or Section 10.3 of the Merger Agreement, and contain a brief description of the circumstances supporting such Parent's belief that there is or has been such a breach or that Parent is so entitled to indemnification, compensation or reimbursement and shall, to the extent possible, contain a good faith, non-binding, preliminary estimate of the amount of Damages Parent claims to have so incurred or suffered (the "Claimed Amount").

            3.2 Within 30 days after receipt by the Escrow Agent, the Stockholder Representative and its counsel of a Claim Notice, the Stockholder Representative may deliver to the Parent and to the Escrow Agent a written response (the "Response Notice") in which the Stockholder Representative: (i) agrees that Escrow Cash in an amount equal to the full Claimed Amount may be released from the Escrow Account to the Parent; (ii) agrees that Escrow Cash in an amount equal to part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Escrow Account to the Parent; or (iii) indicates that no part of the Escrow Fund may be released from the Escrow Account to the Parent in respect of the Claimed Amount. Any part of the Claimed Amount that is not agreed to be released to the Parent pursuant to the Response Notice shall be the "Contested Amount." If a Response Notice is not received by the Escrow Agent within such 30-day period, then the Stockholder Representative shall be conclusively deemed to have agreed that Escrow Cash in an amount equal to the full Claimed Amount may be released to the Parent from the Escrow Account.

            3.3 If the Stockholder Representative delivers a Response Notice agreeing that Escrow Cash in an amount equal to the full Claimed Amount may be released from the Escrow Account to the Parent, or if the Stockholder Representative does not deliver a Response Notice on a timely basis in accordance with Section 3.2, the Escrow Agent shall within five business days following the receipt of such Response Notice (or, if the Escrow Agent has not received a Response Notice, within five business days following the expiration of the 30-day period referred to in Section 3.2), deliver to Parent Escrow Cash in the amount of the Claimed Amount (or, if less, the aggregate amount of the Escrow Cash then in the Escrow Account), which delivery shall constitute satisfaction of the full Claimed Amount.

            3.4 If the Stockholder Representative delivers a Response Notice agreeing that Escrow Cash in an amount equal to less than the full Claimed Amount may be released from the Escrow Account to the Parent, the Escrow Agent shall, within five business days following the receipt of such Response Notice, deliver to Parent Escrow Cash in an amount equal to the Agreed Amount (or, if less, the aggregate amount of the Escrow Cash then in the Escrow Account). Such payment shall not be deemed to be made in full satisfaction of the claim described in such Claim Notice, but shall count toward the satisfaction of the claim described in such Claim Notice.

            3.5 If the Stockholder Representative delivers a Response Notice indicating that there is a Contested Amount, the Stockholder Representative and the Parent shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Parent and the Stockholder Representative resolve such dispute, such resolution shall be binding on all of the Merger Stockholders and Parent and a settlement agreement shall be signed by Parent, the Indemnitee and the Stockholder Representative and sent to the Escrow Agent, which shall, upon receipt thereof, if applicable, release Escrow Cash from the Escrow Account in accordance with such agreement. Unless and until the Escrow Agent shall receive written notice from both the Parent and the Stockholder's Representative that any such dispute has been resolved by the Parent and the Stockholder Representative, the Escrow Agent may assume without inquiry that such dispute has not been resolved.

            3.6 If the Stockholder Representative and the Parent are unable to resolve the dispute relating to any Contested Amount within 60 days after the delivery of the Claim Notice ("Initial Resolution Period"), then the claim described in the Claim Notice shall be settled by binding arbitration in the State of California in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). Arbitration will be conducted by one arbitrator, mutually selected by Parent and the Stockholder Representative. If Parent and the Stockholder Representative fail to mutually select an arbitrator within three business days following the expiration of the Initial Resolution Period, then the American Arbitration Association shall select the arbitrator. The parties agree to use all reasonable efforts to cause the arbitration hearing to be conducted within 75 days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the case may be, and to use all reasonable efforts to cause the decision of the arbitrator(s) to be furnished within 95 days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the case may be. The parties further agree that discovery shall be completed at least 10 days prior to the date of the arbitration hearing. The decision of the arbitrator(s) shall relate solely: (i) to whether the Parent is entitled to recover the Contested Amount (or a portion thereof), and the portion of such Contested Amount the Parent is entitled to recover; and (ii) to the determination of the non-prevailing party as provided below. The final decision of the arbitrator(s) shall be furnished to the Stockholder Representative, the Parent and the Escrow Agent in writing and shall constitute a conclusive determination of the issue(s) in question, binding upon the Stockholder Representative, the Merger Stockholders, the Parent, the Indemnitee and the Escrow Agent and shall not be contested by any of them. The non-prevailing party in any arbitration shall pay the reasonable expenses (including attorneys' fees) of the prevailing party, any additional reasonable fees and expenses (including reasonable attorneys' fees) of the Escrow Agent, and the fees and expenses associated with the arbitration (including the arbitrators' fees and expenses). For purposes of this Section 3.6, the non-prevailing party shall be determined solely by the arbitrator(s). Any amounts payable by the Merger Stockholders shall be paid out of Escrow Cash pursuant to the written decision of the arbitrator(s).

            3.7 The Escrow Agent shall release Escrow Cash from the Escrow Account in connection with any Contested Amount within five business days after the delivery to it of: (i) a copy of a settlement agreement executed by the Parent and the Stockholder Representative setting forth instructions to the Escrow Agent as to the amount of Escrow Cash, if any, to be released from the Escrow Account, with respect to such Contested Amount; or (ii) a copy of the award of the arbitrator(s) referred to and as provided in Section 3.6 setting forth instructions to the Escrow Agent as to the amount of Escrow Cash, if any, to be released from the Escrow Account, with respect to such Contested Amount.

            3.8 Any Escrow Cash released from the Escrow Account shall be deemed to reduce the Escrow Cash pro rata with respect to each applicable Merger Stockholder in accordance with each Merger Stockholder's percentage interest in the Escrow Fund as set forth on EXHIBIT A.

      SECTION 4. RELEASE OF ESCROW CASH.

            4.1 Upon the date twelve (12) months after the Closing Date (as specified in the Closing Notice), the Escrow Agent shall distribute or cause to be distributed to each of the Merger Stockholders at such Merger Stockholder's address as set forth on EXHIBIT A such Merger Stockholder's pro-rata portion of an amount equal to one-half (1/2) of the Escrow Cash then in the Escrow Account less a reserve of any Contested Amount to cover any Claimed Amount set forth in one or more Claim Notices validly and timely submitted prior to such date which represent Contested Amounts or for which payment has not yet been made, if any, then held in the Escrow Fund based on the percentage interests in the Escrow Fund set forth on EXHIBIT A. Upon the date eighteen (18) months after the Closing Date (as defined in the Merger Agreement), the remaining Escrow Cash, if any, then held in the Escrow Fund less a reserve of any Contested Amount to cover any Claimed Amount set forth in one or more Claim Notices validly and timely submitted prior to such date which represent Contested Amounts or for which payment has not yet been made (an "Unresolved Claim"), if any, shall be distributed or caused to be distributed by the Escrow Agent to each of the Merger Stockholders at such Merger Stockholder's address set forth on EXHIBIT A according to such Merger Stockholder's pro-rata portion of the Escrow Cash based on the percentage interests in the Escrow Fund set forth on EXHIBIT A. Upon the resolution of any Unresolved Claim all of the remaining Escrow Cash, if any, shall be distributed or caused to be distributed by the Escrow Agent to each of the Merger Stockholders at such Merger Stockholder's address set forth on EXHIBIT A according to such Merger Stockholder's pro-rata portion of the Escrow Cash based on the percentage interests in the Escrow Fund set forth on EXHIBIT A.

            4.2 Distributions of Escrow Cash shall be made to Parent or the Merger Stockholders, as appropriate, at the addresses set forth in Section 10.2 (in the case of Parent) or on EXHIBIT A (in the case of the Merger Stockholders). Whenever a distribution is to be made to the Merger Stockholders, pro-rata distributions shall be made to each of them based on the percentage interests in the Escrow Fund set forth on EXHIBIT A.

      SECTION 5. FEES AND EXPENSES. The Escrow Agent shall be entitled to receive from time to time fees in accordance with EXHIBIT B. In accordance with EXHIBIT B, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement, including reasonable counsel fees. The parties agree that the all such fees and expenses shall be paid out of the Escrow Fund and the Escrow Agent is entitled to deduct such fees and expenses from the Escrow Fund.

      SECTION 6. LIMITATION OF ESCROW AGENT'S LIABILITY.

            6.1 The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own negligence or willful misconduct. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

            6.2 Parent and the Stockholder Representative (acting on behalf of the Merger Stockholders but only to the extent of their respective interests in the Escrow Fund) hereby jointly and severally agree to indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with the Escrow Agent carrying out its duties hereunder. This right of indemnification, compensation and reimbursement shall survive the termination of this Agreement, and the resignation of the Escrow Agent.

      SECTION 7. TERMINATION. This Agreement shall terminate on the Termination Date or, if earlier, upon the release by the Escrow Agent of the entire Escrow Fund in accordance with this Agreement; provided, however, that if the Escrow Agent has received from Parent a Claim Notice setting forth a claim that has not been resolved by the Termination Date, then this Agreement shall continue in full force and effect until the claim has been resolved and the Escrow Fund released in accordance with this Agreement.

      SECTION 8. SUCCESSOR ESCROW AGENT. In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than 30 days after it is given to all parties hereto. In such event, Parent may appoint a successor Escrow Agent, subject to the consent of the Stockholder's Representative, not to be unreasonably withheld or delayed. If Parent fails to appoint a successor Escrow Agent within 15 days after receiving the Escrow Agent's written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from Parent as to the transfer of the Escrow Fund to a successor escrow agent. Any corporation into which Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which Escrow Agent shall be a party, or any corporation to which substantially all the corporate trust business of Escrow Agent (including the administration of the Escrow Fund) may be transferred, shall be Escrow Agent under this Agreement without further act.

      SECTION 9. STOCKHOLDER REPRESENTATIVE.

            9.1 As provided in the Merger Agreement, by virtue of the adoption of the Merger Agreement the Merger Stockholders shall be deemed to have approved the indemnification, compensation, reimbursement and escrow terms set forth in the Merger Agreement and this Agreement and the appointment of David Strohm as the Stockholder Representative, to give and receive notices and communications, to authorize delivery to Parent of cash from the Escrow Fund, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand dispute resolution pursuant to Section 3 and comply with orders of courts and awards of arbitrator(s) with respect to claims of the Indemnitees hereunder (acting through Parent), and to take all actions necessary or appropriate in the reasonable judgment of the Stockholder Representative for the accomplishment of the foregoing.

            9.2 If the Stockholder Representative or any successor shall die, resign or become unable to act as the Stockholder Representative, a replacement (who shall be reasonably satisfactory to Parent) shall promptly be appointed by a writing signed by Merger Stockholders who hold a majority in interest of the Escrow Fund. Parent and the Escrow Agent shall be notified promptly in writing of such appointment. Unless and until Parent and the Escrow Agent shall have received written notice of the appointment of a successor Stockholder Representative, Parent and the Escrow Agent shall be entitled to rely on, and shall be fully protected relying on, the power and authority of the Stockholder Representative to act on behalf of the Merger Stockholders.

      SECTION 10. MISCELLANEOUS.

            10.1 ATTORNEYS' FEES. In any action at law or suit in equity to enforce or interpret this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

            10.2 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, or (b) two business days after sent by registered mail or, by courier or express delivery service, or by facsimile, to the address or facsimile telephone number set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

                  IF TO PARENT:

                  iPass Inc.
                  3800 Bridge Parkway
                  Redwood Shores, CA
                  Attention:  Bruce Posey, Esq.
                  Telephone No.: (650) 232-4115
                  Facsimile No.: (650) 232-0250

                  IF TO THE STOCKHOLDER REPRESENTATIVE:

                  David Strohm
                  Greylock
                  2929 Campus Dr., Suite 400
                  San Mateo, CA 94403
                  Facsimile No.: (650) 493-5575

                  WITH A COPY TO:

                  Stradling Yocca Carlson & Rauth
                  660 Newport Central Drive, Suite 1600
                  Newport Beach, CA 92660
                  Attention: Steven R. Pacelli, Esq.
                  Telephone No.: (949) 725-4000

                  Facsimile No.:  (949) 725-4100

                  IF TO THE ESCROW AGENT:

                  U.S. Bank National Association
                  Corporate Trust Services
                  633 West 5th Street, 24th Floor
                  LM-CA-T24T
                  Los Angeles, CA 90071
                  Attention: Corporate Trust Services
                             (iPass Inc. Escrow)
                  Telephone No.: 213-615-6043
                  Facsimile No.:  213-615-6197

      Notwithstanding the foregoing, notices to the Escrow Agent shall be effective only upon receipt. The Escrow Agent may assume that any Claim Notice, Response Notice or other notice of any kind required to be delivered to the Escrow Agent and any other Person has been received by such other Person on the date it has been received by the Escrow Agent, but the Escrow Agent need not inquire into or verify such receipt.

            10.3 HEADINGS. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

            10.4 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

            10.5 APPLICABLE LAW; JURISDICTION. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this
Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of California; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Northern District of California; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 10.2.

            10.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any. No Merger Stockholder may assign such Merger Stockholder's rights under this Agreement without the express prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by a Merger Stockholder without such consent shall be void and of no effect.

            10.7 WAIVER. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

            10.8 AMENDMENT. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto; provided, however, that any amendment executed and delivered by the Stockholder Representative shall be deemed to have been approved by and duly executed and delivered by all of the Merger Stockholders.

            10.9 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

            10.10 PARTIES IN INTEREST. Except as expressly provided herein, none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

            10.11 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

            10.12 WAIVER OF JURY TRIAL. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action arising out of or related to this Agreement or the transactions contemplated hereby.

            10.13 TAX REPORTING INFORMATION AND CERTIFICATION OF TAX IDENTIFICATION NUMBERS.

                  (a) The parties hereto agree that, for tax reporting purposes, all interest attributable to the Escrow Fund or any other amount held in escrow by the Escrow Agent pursuant to this Agreement shall be allocable to Parent.

                  (b) Parent and each of the Merger Stockholders agree to provide the Escrow Agent with certified tax identification numbers for each of them by furnishing appropriate Forms W-9 (or Forms W-8, in the case of non-U.S. persons) and any other forms and documents that the Escrow Agent may reasonably request (collectively, "Tax Reporting Documentation") to the Escrow Agent by the last day of the calendar month in which this Agreement is executed. The parties hereto understand that, if such Tax Reporting Documentation is not so furnished to the Escrow Agent, the Escrow Agent may be required by the Code to withhold a portion of any interest or other income earned on the investment of monies held by the Escrow Agent pursuant to this Agreement, and to immediately remit such withholding to the Internal Revenue Service.

            SECTION 11. COOPERATION. The Stockholder's Agent and the Parent agree to cooperate fully with each other and the Escrow Agent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

            SECTION 12. CONSTRUCTION.

                  (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

                  (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                  (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                  (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

      IN WITNESS WHEREOF, the parties have duly caused this Agreement to be executed as of the day and year first above written.

                                     PARENT:

                                     IPASS INC., a Delaware corporation

                                     ___________________________________________
                                     By:

                                     ___________________________________________
                                     Name:

                                     ___________________________________________
                                     Title:

                                     STOCKHOLDER REPRESENTATIVE:

                                     ___________________________________________
                                        David Strohm

                                     U.S. BANK NATIONAL ASSOCIATION,
                                     a national banking association

                                     By:________________________________________
                                        Paula Oswald
                                        Vice President